Exhibit 99.1

Digerati’s Chapter 11 Plan Approved

April 10, 2014 - Digerati Technologies, Inc. (OTC Pink: DTGIQ) today reported that it received court approval of its Chapter 11 Plan of Reorganization (“Plan”).  The Plan provides for the sale of the Company’s two oilfield services subsidiaries, Dishon Disposal, Inc. (“Dishon”) and Hurley Enterprises, Inc. (“Hurley”).

Under the court-approved restructuring plan, Digerati will eliminate approximately $63 million in debt through the sale of Dishon and Hurley and emerge from Chapter 11 Bankruptcy as a “leaner” reorganized company that will continue its cloud communication business.  The restructuring plan provides for any surplus value from the sale of Dishon and Hurley to be distributed to the reorganized Digerati and to creditors affiliated with the former owners of Dishon and Hurley.

Other material features of the Plan include an increase in the authorized common stock of the Company, the addition of two members to the Company’s Board of Directors, and establishment of a Grantor Trust and Disbursing Agent responsible for distribution of the proceeds from the sale of Dishon and Hurley and any retained litigation claims, as specified in the Plan.

Pursuant to the Plan, Mr. James J. Davis and Mr. William E. McIlwain were appointed as directors of the Company.  Mr. Arthur L. Smith will continue as a director, President and CEO and Mr. Antonio Estrada will continue as CFO.

Mr. Davis is a seasoned financial executive with more than 40 years’ experience in domestic and international energy and industrial companies.  He began his career with Gulf Oil Corporation. After serving in various domestic and international treasury positions, Mr. Davis moved on to MAPCO Inc. and then to Parker Drilling Company where he served as SVP of Finance and CFO until 2002.  After a short while with a private equity investment firm, he became CFO of CapRock Communications.  In 2009, he joined Express Energy Services as CFO.  Mr. Davis retired from Express in 2013 and is now a private investor and director of a not-for-profit organization.  Mr. Davis holds a BS degree in Mechanical Engineering from the University of Colorado and a MS degree in Industrial Administration from Purdue University.  Mr. Davis holds a CPA certificate in the State of Oklahoma.

Mr.  McIlwain is co-founder of Gary Greene Realtors which he, along with his partner, built to become the largest and most productive real estate company in Houston, Texas and the 50th largest in the United States.  In 2000, Prudential Real Estate Services provided a leveraged buyout and the company was sold to become Prudential Gary Greene Realtors.  Mr. McIlwain remained a partner until October 31, 2004 when he sold his interest and retired from the real estate business.  Since that time, he has been involved in commercial real estate site location and sales and more recently in industrial pipe sales throughout the southern United States.  His professional career included director of the Houston Association of Realtors (HAR); chairman of the HAR professional standards committee; chairman of the HAR economic development committee; HAR MLS committee; HAR secretary-treasurer; director of the Texas Association of Realtors; five terms on the advisory board of the Better Homes and Gardens Real Estate Service; one term on the national advisory council for Prudential Real Estate Affiliates; member of the Prudential Relocation Advisory Council; director of the Greater Houston Builders Association; member of the USAA Real Estate Advisory Board; director of the National Association of Realtors; and past Platinum Broker Member of the Cendant Mobility Broker Network.

Mr. Arthur L. Smith, CEO, stated, "The Company has emerged with a clean capital structure and healthier balance sheet while adding seasoned experience to its board of directors.  In addition to revitalizing our core cloud communication business, we intend to regain compliance with our SEC reporting while working diligently towards increasing shareholder value."

ABOUT DIGERATI TECHNOLOGIES, INC.

Digerati Technologies, Inc. (“Digerati”) is a publicly-traded company with operations in the cloud communications industry and oilfield services industry.  Digerati is a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America.  Through its subsidiary, Shift8 Technologies, Inc., Digerati is meeting the global needs of businesses that are seeking simple, flexible, and cost effective communication solutions. The Company’s cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, and customized VoIP solutions for specialized applications.  Services are delivered with unparalleled reliability and performance over Shift8’s carrier-class global VoIP network, which has been built over the course of a decade.  For more information visit www.digerati-inc.com.

Dishon Disposal, Inc. and Hurley Enterprises, Inc. are both located in the Bakken region of North Dakota and Montana, one of the most important oil fields in the world today.  Dishon Disposal Inc. is a waste disposal facility with a 25 year track record, focusing on solid and liquid wastes from oil field and drilling processes.  Hurley Enterprises, Inc. is an oil field support services company that functions as a drilling site service company, providing skid houses, telecommunication services, booster booths, Porta-Potties, generators, potable water, and mess halls in service to many of the major drilling contractors and oil companies in the Bakken region.

FORWARD LOOKING STATEMENTS

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

CONTACT

Jack Eversull
The Eversull Group
(972) 571-1624
(214) 469-2361 fax
jack@theeversullgroup.com